Exhibit 99.1

Contacts:	Paul W. Taylor	Christopher G. Treece
	President and Chief Executive Officer	E.V.P., Chief Financial Officer and Secretary
	Guaranty Bancorp	Guaranty Bancorp
	1331 Seventeenth Street, Suite 345	1331 Seventeenth Street, Suite 345
	Denver, CO 80202	Denver, CO 80202
	(303) 293-5563	(303) 675-1194

FOR IMMEDIATE RELEASE:

Guaranty Bancorp Announces 2013 Annual and Fourth Quarter Financial Results

•                  Net income increased 31.0% in the fourth quarter 2013 as compared to the same quarter in 2012

•                  Net loan growth of $161.7 million, or 14.0% during 2013

•                  Core deposit growth of $85.0 million, or 6.7% during 2013

•                  Net interest margin improvement to 3.65% during the fourth quarter 2013

•                  Improvement in the efficiency ratio to 66.8% in 2013 as compared to 77.1% in 2012

DENVER, January 22, 2014 - Guaranty Bancorp (Nasdaq: GBNK) (“we”, “our” or “the Company”), a community bank holding company based in Colorado, today announced fourth quarter 2013 net income of $4.1 million, or $0.20 earnings per basic common share and $0.19 earnings per diluted common share. Net income for the same quarter in 2012 was $3.1 million, or $0.15 earnings per basic and diluted common share (1). The Company’s pre-tax operating earnings (2) in the fourth quarter 2013 were $5.2 million, or $0.25 earnings per basic and diluted common share, an improvement of $1.8 million or $0.08 earnings per basic and diluted common share as compared to the same quarter in 2012.

The $1.8 million increase in pre-tax operating earnings in the fourth quarter 2013 as compared to the same quarter in the prior year was primarily due to a $0.7 million improvement in interest income, attributable to favorable growth in average loan and average investment balances, combined with a $0.5 million decrease in interest expense mostly due to a decline in average other interest-bearing liabilities. Additionally, several categories of noninterest income contributed to the increase in pre-tax operating earnings in the fourth quarter 2013 as compared to the fourth quarter 2012 including a $0.3 million increase in investment management and trust fees, a $0.2 million increase in bank-owned life insurance income (“BOLI”) and a $0.2 million increase in deposit service fee income.

“For Guaranty Bancorp, 2013 was a year of growth,” said Paul W. Taylor, President and CEO. “Strong net loan growth of 14.0% in 2013 led to sustained increases in net income throughout the year, and the growth we experienced in our Wealth Management group, coupled with gains on the sale of SBA loans, resulted in continued improvement in core noninterest income. We are pleased with the stability of our net interest margin in 2013, and we saw further core deposit growth during the year of $85.0 million or 6.7%. We made significant improvement in our efficiency ratio to 66.8% for 2013 compared to 77.1% in 2012 due to top line income growth and expense control efforts. Our solid performance for the year demonstrates the value businesses and consumers place in a locally based, community bank partner.”

For the year ended December 31, 2013, pre-tax operating earnings improved $5.7 million, or 39.2% to $20.2 million as compared to $14.5 million for the same period in the prior year mostly due to a $3.2 million increase in net interest income, a $1.2 million increase in investment management and trust income, a $0.8 million increase in customer service fee income and a $0.5 million increase in gain on sale of Small Business Administration (“SBA”) loans. The improvement

(1)         Share and per share amounts presented throughout this release, including earnings per share, tangible book value per share and book value per share have been adjusted to reflect the Company’s 1-for-5 reverse stock split on May 20, 2013.

(2)         “ Pre-tax operating earnings” is considered a “non-GAAP” financial measure, which we define as income before income taxes adjusted for (if any) provision (credit) for loan losses, other real estate owned expenses, debt termination expenses, acquisition, reorganization and integration costs, and securities gains and losses. More information regarding this measure and a reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures in this release.

in net interest income for the year ended December 31, 2013 as compared to the year ended December 31, 2012 was the result of a $1.1 million increase in interest income mostly due to growth in average loan and average investment balances of $127.4 million and $80.3 million, respectively, combined with a $2.1 million decline in interest expense primarily due to a decline in average other interest-bearing liabilities as well as a reduction in the average cost of deposits.

For the year ended December 31, 2013, net income was $14.0 million, or $0.67 earnings per basic and diluted common share compared to net income of $15.1 million, or $0.72 earnings per basic and diluted common share for the same period in 2012. Net income for the year ended December 31, 2012 included a $5.7 million reversal of our remaining deferred tax valuation allowance; a $2.0 million credit provision for loan losses; a $2.5 million gain on sales of securities, partially offset by a $2.8 million impairment on bank facilities. The Company began accruing income tax expense at an effective rate of 31.5% in the third quarter 2012, after the reversal of the remaining deferred tax valuation allowance in the second quarter 2012. The Company’s effective income tax rate for the year ended December 31, 2013 was 31.2%.

Key Financial Measures

Income Statement

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2013	2013	2012	2013	2012
	(Dollars in thousands, except per share amounts)
Net income	$4,088	3,851	$3,120	$14,029	$15,059
Earnings per common share - basic (1)	$0.20	0.18	$0.15	$0.67	$0.72
Return on average assets	0.85%	0.81%	0.67%	0.75%	0.86%
Net interest margin	3.65%	3.63%	3.48%	3.62%	3.67%
Efficiency ratio (tax equivalent)	63.49%	65.12%	88.16%	66.79%	77.05%

(1) Share and per share amounts have been adjusted to reflect the Company’s 1-for-5 reverse stock split on May 20, 2013.

Balance Sheet

	December 31,	September 30,	Percent	December 31,	Percent
	2013	2013	Change	2012	Change
	(Dollars in thousands, except per share amounts)
Cash and cash equivalents	$28,077	$33,465	(16.1)%	$163,217	(82.8)%
Total investments	442,300	471,257	(6.1)%	458,927	(3.6)%
Total loans, net of unearned loan fees	1,320,424	1,293,252	2.1%	1,158,749	14.0%
Allowance for loan losses	(21,005)	(20,450)	2.7%	(25,142)	(16.5)%
Total assets	1,911,032	1,896,191	0.8%	1,886,938	1.3%
Average earning assets, quarter-to-date	1,781,509	1,753,746	1.6%	1,740,273	2.4%
Average assets, quarter-to-date	1,905,524	1,878,081	1.5%	1,843,212	3.4%
Total deposits	1,528,457	1,482,515	3.1%	1,454,756	5.1%
Book value per common share (1)	8.89	8.80	1.0%	8.89	—%
Tangible book value per common share (1)	8.58	8.46	1.4%	8.45	1.5%
Equity ratio - GAAP	9.91%	9.93%	(0.2)%	9.97%	(0.6)%
Tangible common equity ratio	9.60%	9.58%	0.2%	9.53%	0.7%
Total risk-based capital ratio	14.96%	14.94%	0.1%	16.27%	(8.1)%

(1) Share and per share amounts have been adjusted to reflect the Company’s 1-for-5 reverse stock split on May 20, 2013.

Net Interest Income and Margin

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2013	2013	2012	2013	2012
	(Dollars in thousands)
Net interest income	$16,391	$16,062	$15,217	$63,570	$60,411
Interest rate spread	3.45%	3.43%	3.21%	3.40%	3.37%
Net interest margin	3.65%	3.63%	3.48%	3.62%	3.67%
Net interest margin, fully tax equivalent	3.75%	3.73%	3.57%	3.72%	3.77%
Average cost of deposits (including noninterest-bearing deposits)	0.16%	0.17%	0.19%	0.17%	0.21%

Fourth quarter 2013 net interest margin improved by two basis points to 3.65% compared to the third quarter 2013 and improved by 17 basis points from 3.48% in the fourth quarter 2012. The improvement in net interest margin in the fourth quarter 2013 as compared to the third quarter 2013 was primarily the result of a decline in the average cost of interest-bearing deposits. The improvement in net interest margin in the fourth quarter 2013 compared to the fourth quarter 2012 was mostly due to a 20 basis point increase in the yield on investments as well as a 19 basis point decrease in the average cost of interest-bearing liabilities. The decrease in the average cost of interest-bearing liabilities was primarily the result of the first quarter 2013 redemption of fixed, high-cost trust preferred securities (“TruPS”) and related subordinated debentures combined with a lower average cost of deposits.

Net interest income improved $0.3 million to $16.4 million in the fourth quarter 2013 compared to the third quarter 2013, and increased by $1.2 million compared to the fourth quarter 2012. The increase in net interest income of $0.3 million in the fourth quarter 2013 as compared to the third quarter 2013 was the result of an increase in interest income of $0.3 million primarily as a result of a $34.2 million increase in average loans. The $1.2 million increase in net interest income in the fourth quarter 2013 as compared to the same quarter in 2012 was the result of a $0.7 million increase in interest income and a $0.5 million decline in interest expense. The increase in interest income in the fourth quarter 2013 compared to the same quarter in 2012 was primarily the result of a $172.0 million, or 15.2% increase in average loans, which was partially funded by a $144.3 million decrease in the average balance of low-yielding overnight cash. The decrease in interest expense as compared to the fourth quarter 2012 was primarily the result of the prepayment of $15.0 million in fixed, high-cost TruPS and related subordinated debentures in the first quarter 2013 as well as a six basis point decrease in the average cost of deposits.

Net interest income improved by approximately $3.2 million to $63.6 million for the year ended December 31, 2013 compared to $60.4 million for the year ended December 31, 2012. Interest income increased $1.1 million during 2013 as compared to 2012 primarily due to a $110.8 million increase in average earning assets, partially offset by a 21 basis point decline in average yield. The growth in average earning assets was mostly comprised of a $127.4 million increase in average loans and an $80.3 million increase in average investments, partially offset by a $97.0 million decrease in low-yielding average overnight cash during 2013 as compared to the prior year. The decline in the average yield on earning assets was mostly due to competitive pressure on loan yields. Interest expense declined $2.1 million during 2013 as compared to the prior year primarily due to the prepayment of high-cost TruPS and related subordinated debentures combined with a four basis point decline in average deposit costs.

Noninterest Income

The following table presents noninterest income as of the dates indicated:

	Quarter Ended			Year Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
	(In thousands)
Noninterest income:
Customer service and other fees	$2,313	$2,302	$2,079	$8,916	$8,158
Investment management and trust	831	736	561	2,904	1,751
Increase in cash surrender value of life insurance	304	305	143	1,018	576
Gain (loss) on sale of securities	(85)	20	817	(11)	2,527
Gain on sale of SBA loans	95	207	—	725	203
Other	16	94	166	247	376
Total noninterest income	$3,474	$3,664	$3,766	$13,799	$13,591

Fourth quarter 2013 noninterest income was $3.5 million as compared to third quarter 2013 noninterest income of $3.7 million and fourth quarter 2012 noninterest income of $3.8 million.

Fourth quarter 2013 noninterest income was $3.5 million, reflecting a $0.2 million decline as compared to the third quarter 2013 mostly due to $0.1 million decreases in both gain on sales of securities and gain on sales of SBA loans. As compared to the fourth quarter 2012, noninterest income decreased $0.3 million during the same period in 2013 primarily due to a $0.9 million decline in gain on sales of securities, partially offset by a $0.2 million increase in customer service income, including treasury management fees, a $0.3 million increase in investment management and trust income and a $0.2 million increase in BOLI income.

For the year ended December 31, 2013, noninterest income increased $0.2 million as compared to the prior year. The increase was primarily the result of a $1.2 million, or 65.8% increase in investment management and trust income, a $0.8 million increase in customer service charge income, a $0.5 million increase in gain on sales of SBA loans, and a $0.4 million increase in BOLI income as compared to the prior year. These increases were partially offset by a $2.5 million decrease in net gains on sales of securities as compared to the year ended December 31, 2012.

During 2013, assets under management increased by $120.3 million, or 35.1%, to $463.0 million as compared to $342.7 million at December 31, 2012. The growth in assets under management was primarily related to the Company’s investment management subsidiary, Private Capital Management (“PCM”), acquired in July 2012. Since acquisition, PCM’s assets under management have grown by $107.5 million, or 65.2%, primarily due to new customer relationships as well as growth in existing relationships. In addition, PCM has contributed approximately $2.2 million in investment management income since acquisition.

Noninterest Expense

The following table presents noninterest expense as of the dates indicated:

	Quarter Ended			Year Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
	(In thousands)
Noninterest expense:
Salaries and employee benefits	$7,685	$7,242	$6,832	$29,581	$26,769
Occupancy expense	1,507	1,572	1,550	6,289	7,253
Furniture and equipment	728	709	760	2,943	3,143
Amortization of intangible assets	702	703	812	2,818	3,138
Other real estate owned	(1,037)	(200)	3,209	(1,160)	4,370
Insurance and assessment	641	629	677	2,519	3,137
Professional fees	968	886	1,543	3,618	4,089
Prepayment penalty on long term debt	—	—	—	629	—
Impairment of long-lived assets	—	—	—	—	2,750
Other general and administrative	2,487	2,395	2,539	9,451	9,465
Total noninterest expense	$13,681	$13,936	$17,922	$56,688	$64,114

Noninterest expense decreased $0.3 million in the fourth quarter 2013 as compared to the third quarter 2013 and declined by $4.2 million compared to the fourth quarter of 2012.

The $0.3 million decrease in noninterest expense in the fourth quarter 2013 as compared to the third quarter 2013 was primarily the result of a $0.8 million decrease in other real estate owned (“OREO”) expenses, partially offset by a $0.4 million increase in salaries and employee benefits. The decrease in OREO expense was mostly due to an increase in net gains on disposition of properties as well as reductions in net operating costs. The increase in salaries and employee benefits expense was primarily due to increases in salary and incentive expense. The $4.2 million decrease in noninterest expense in the fourth quarter 2013 as compared to the same quarter in 2012 was primarily due to a $4.2 million decrease in OREO expenses, mostly related to an increase in net gains on disposition of properties combined with a decline in OREO write-downs, and a $0.6 million decrease in professional fees primarily due to lower legal fees. These declines in noninterest expense were partially offset by a $0.9 million increase in salary and employee benefits expense, mostly due to higher costs associated with self-funded medical insurance, incentives and salary expense as compared to the fourth quarter 2012.

For the year ended December 31, 2013, noninterest expense decreased $7.4 million as compared to the same period in 2012. The largest declines in noninterest expense as compared to the prior year were attributable to a $5.5 million decrease in OREO expenses, mostly due to an increase in net gains on disposition of properties combined with a decline in write-downs on OREO, and the $2.8 million impairment of long-lived assets recorded in 2012. Other noninterest expense decreases included a $1.2 million decrease in occupancy, furniture and equipment expenses, mostly attributable to the closure of several branches in 2012; a $0.6 million decrease in insurance and assessment expense, primarily related to lower FDIC insurance premiums mostly as a result of changes pursuant to the Dodd-Frank Act effective April 1, 2012, as well as an improvement in the Bank’s risk rating during the third quarter 2012; a $0.5 million decrease in professional fees expense, mostly related to legal costs and a $0.3 million decrease in the amortization of intangible assets as compared to the prior year. These decreases were partially offset by a $2.8 million increase in salaries and employee benefits primarily due to higher incentive and equity compensation expense as well as higher employee benefit expense related to the self-funded medical insurance plan as compared to the prior year.

Balance Sheet

	December 31,	September 30,	Percent	December 31,	Percent
	2013	2013	Change	2012	Change
	(Dollars in thousands)
Total assets	$1,911,032	$1,896,191	0.8%	$1,886,938	1.3%
Average assets, quarter-to-date	1,905,524	1,878,081	1.5%	1,843,212	3.4%
Total loans, net of unearned loan fees	1,320,424	1,293,252	2.1%	1,158,749	14.0%
Total deposits	1,528,457	1,482,515	3.1%	1,454,756	5.1%

Equity ratio - GAAP	9.91%	9.93%	(0.2)%	9.97%	(0.6)%
Tangible common equity ratio	9.60%	9.58%	0.2%	9.53%	0.7%

At December 31, 2013, the Company had total assets of $1.9 billion, reflecting a $14.8 million increase compared to September 30, 2013 and a $24.1 million increase compared to December 31, 2012. The increase in total assets during the fourth quarter 2013 includes a $27.2 million increase in loans and a $21.9 million increase in securities sold or called, not yet settled, partially offset by a $29.0 million decrease in investments.

As compared to December 31, 2012, total assets reflects an increase in net loans of $161.7 million, or 14.0%, an increase of $16.0 million in securities sold or called, not yet settled and a $15.8 million increase in BOLI as compared to the prior year. These increases were partially offset by a $135.1 million decrease in cash and overnight funding, a $16.6 million decrease in investments, and a $15.1 million decrease in OREO.

The following table sets forth the amounts of loans outstanding at the dates indicated:

	December 31,	September 30,	December 31,
	2013	2013	2012
	(In thousands)
Loans held for sale	$507	$—	$—
Commercial and residential real estate	856,224	823,442	737,537
Construction	87,940	82,711	72,842
Commercial	271,843	280,577	237,199
Agricultural	10,772	10,453	9,417
Consumer	60,932	60,876	63,095
SBA	31,010	32,454	37,207
Other	2,039	3,471	3,043
Total gross loans	1,321,267	1,293,984	1,160,340
Unearned loan fees	(843)	(732)	(1,591)
Loans, net of unearned loan fees	$1,320,424	$1,293,252	$1,158,749

During the three months ended December 31, 2013, loans, net of unearned fees increased by $27.2 million. The increase in loans during the fourth quarter 2013 was primarily due to a $32.8 million increase in commercial and residential real estate loans consisting mostly of loans to finance the acquisition of single and multi-tenant commercial properties located within our Colorado footprint. Loans held for sale at December 31, 2013 includes two performing SBA loans that we expect to sell during the first quarter 2014.

In 2013, loans, net of unearned fees increased by $161.7 million, or 14.0%. The 2013 net loan growth was primarily comprised of a $118.7 million increase in commercial and residential real estate loans, including a $77.1 million increase in jumbo mortgage loans and a $34.6 million increase in commercial loans. The growth in loans was primarily the result of new customer relationships, utilization of existing lines of credit and declines in loan payoffs.

The following table sets forth the amounts of deposits outstanding at the dates indicated:

	December 31,	September 30,	December 31,
	2013	2013	2012
	(In thousands)
Noninterest bearing deposits	$564,326	$525,330	$564,215
Interest-bearing demand and NOW	346,449	351,380	285,679
Money market	326,008	313,585	312,724
Savings	111,568	108,242	100,704
Time	180,106	183,978	191,434
Total deposits	$1,528,457	$1,482,515	$1,454,756

Non-maturing deposits increased $49.8 million in the fourth quarter 2013 as compared to the third quarter 2013, and increased $85.0 million, or 6.7%, as compared to the fourth quarter 2012. At December 31, 2013, noninterest bearing deposits as a percentage of total deposits was 36.9% as compared to 35.4% at September 30, 2013 and 38.8% at December 31, 2012.

During the fourth quarter 2013, securities sold under agreements to repurchase decreased by $4.9 million compared to September 30, 2013 and decreased by $42.8 million compared to December 31, 2012. The decrease from the prior year end was primarily attributable to a single depositor whose balance was re-deployed into the depositor’s operations during the second quarter 2013.

Total Federal Home Loan Bank (“FHLB”) borrowings were $130.0 million at December 31, 2013 consisting of $110.0 million of term borrowings and $20.0 million of overnight advances on our line of credit. There was a $32.7 million reduction in FHLB borrowings during the fourth quarter 2013, due to a reduction in overnight advances on our line of credit. Total borrowings at December 31, 2012 consisted of $110.2 million of FHLB term notes.

Regulatory Capital Ratios

The following table provides the capital ratios of the Company and our subsidiary bank, Guaranty Bank and Trust Company (“Bank”) as of the dates presented, along with the applicable regulatory capital requirements:

	Ratio at December 31, 2013	Ratio at December 31, 2012	Minimum Capital Requirement	Minimum Requirement for “Well- Capitalized” Institution
Total Risk-Based Capital Ratio
Consolidated	14.96%	16.27%	8.00%	N/A
Guaranty Bank and Trust Company	14.37%	15.52%	8.00%	10.00%

Tier 1 Risk-Based Capital Ratio
Consolidated	13.71%	15.02%	4.00%	N/A
Guaranty Bank and Trust Company	13.12%	14.26%	4.00%	6.00%

Leverage Ratio
Consolidated	11.49%	11.93%	4.00%	N/A
Guaranty Bank and Trust Company	11.00%	11.35%	4.00%	5.00%

The declines in the consolidated total risk-based capital ratio and Tier 1 risk-based capital ratio between December 31, 2012 and December 31, 2013 were primarily attributable to the early redemption of $15.0 million of the Company’s TruPS and related subordinated debentures during the first quarter 2013 combined with loan growth during 2013. The redemption of the TruPS and related subordinated debentures was funded by a dividend from the Bank. All three ratios continue to remain well above the minimum capital requirements for holding companies and well capitalized requirements for banks. In addition, the Company has computed its projected regulatory capital ratios on a pro forma basis under the final rule on Enhanced Regulatory Capital Standards, commonly referred to as Basel III. The Company and the Bank currently exceed the capital requirements set forth in the new rules that become effective in the first quarter 2015.

Asset Quality

The following table presents select asset quality data as of the dates indicated:

	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012
	(Dollars in thousands)
Nonaccrual loans and leases	$15,476	$18,095	$19,430	$31,482	$13,692
Accruing loans past due 90 days or more (1)	—	—	84	40	224

Total nonperforming loans (NPLs)	$15,476	$18,095	$19,514	$31,522	$13,916
Other real estate owned and foreclosed assets	4,493	6,211	6,460	8,606	19,580

Total nonperforming assets (NPAs)	$19,969	$24,306	$25,974	$40,128	$33,496

Total classified assets	$29,215	$33,993	$36,590	$52,535	$58,635

Accruing loans past due 30-89 days (1)	$2,123	$1,026	$6,873	$3,686	$4,270

Allowance for loan losses	$21,005	$20,450	$20,218	$24,060	$25,142

Selected ratios:
NPLs to loans, net of unearned loan fees (2)	1.17%	1.40%	1.57%	2.67%	1.20%
NPAs to total assets	1.04%	1.28%	1.39%	2.18%	1.78%
Allowance for loan losses to NPLs	135.73%	113.01%	103.61%	76.33%	180.67%
Allowance for loan losses to loans, net of unearned loan fees (2)	1.59%	1.58%	1.63%	2.04%	2.17%
Loans 30-89 days past due to loans, net of unearned loan fees (2)	0.16%	0.08%	0.55%	0.31%	0.37%
Texas ratio (3)	8.71%	10.72%	11.70%	18.17%	14.37%
Classified asset ratio (4)	12.74%	14.99%	16.48%	23.78%	25.16%

(1)Past due loans include both loans that are past due with respect to payments and loans that are past due because the loan has matured, and is in the process of renewal, but continues to be current with respect to payments.

(2)Loans, net of unearned loan fees, exclude loans held for sale.

(3)Texas ratio defined as total NPAs divided by subsidiary bank only Tier 1 Capital plus allowance for loan losses.

(4)Classified asset ratio defined as total classified assets to subsidiary bank only Tier 1 Capital plus allowance for loan losses.

The following tables summarize past due loans held for investment by class as of the dates indicated:

	30-89 Days Past Due	90 Days + Past Due and Still Accruing	Nonaccrual Loans	Total Past Due	Total Loans, Held for Investment
	(In thousands)
December 31, 2013

Commercial and residential real estate	$590	$—	$3,277	$3,867	$855,677
Construction	277	—	10,283	10,560	87,884
Commercial	616	—	624	1,240	271,670
Consumer	146	—	924	1,070	60,893
Other	494	—	368	862	43,793
Total	$2,123	$—	$15,476	$17,599	$1,319,917

	30-89 Days Past Due	90 Days + Past Due and Still Accruing	Nonaccrual Loans	Total Past Due	Total Loans, Held for Investment
	(In thousands)
December 31, 2012

Commercial and residential real estate	$832	$224	$8,034	$9,090	$736,524
Construction	—	—	—	—	72,742
Commercial	2,671	—	3,005	5,676	236,874
Consumer	140	—	1,332	1,472	63,009
Other	627	—	1,321	1,948	49,600
Total	$4,270	$224	$13,692	$18,186	$1,158,749

At December 31, 2013, classified assets represented 12.7% of bank-level Tier 1 Capital plus allowance for loan losses compared to 25.2% at December 31, 2012. The continued reductions in this ratio were a result of a decline in classified assets of $29.4 million, or 50.2%, during the year ended December 31, 2013.

During the fourth quarter 2013, nonperforming assets decreased $4.3 million as compared to the third quarter 2013 and decreased by $13.5 million since December 31, 2012.  The decline in nonperforming assets during 2013 was primarily the result of the sale of OREO properties, including a single property recorded at $10.9 million sold in the first quarter 2013. Nonperforming loans at December 31, 2013 includes one out-of-state loan participation with a balance of $10.7 million.

Net recoveries in the fourth quarter 2013 were $0.4 million as compared to net recoveries of $0.1 million in the third quarter 2013 and an immaterial amount of net recoveries in the fourth quarter 2012. The coverage ratio, defined as allowance for loan losses divided by nonperforming loans, increased favorably from 113.0% at September 30, 2013 to 135.7% at December 31, 2013. The increase in the coverage ratio reflects a $2.6 million reduction in nonperforming loans during the quarter in addition to the $0.6 million increase in the allowance for loan losses during the fourth quarter 2013.

During the quarter ended December 31, 2013, the Company recorded a $0.2 million provision for loan losses compared to $0.1 million provision in the third quarter 2013 and a $3.5 million credit provision recorded in the fourth quarter in 2012. The Company resumed recognition of a provision for loan losses in the third quarter 2013 due primarily to the pace of its loan growth during 2013.

Shares Outstanding

As of December 31, 2013, the Company had 21,303,707 shares of common stock outstanding, consisting of 20,284,707 shares of voting common stock, of which 386,525 shares were in the form of unvested stock awards and 1,019,000 shares of non-voting common stock.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures related to tangible assets, including tangible book value and tangible common equity, and pre-tax operating earnings adjusted for (if any) provision (credit) for loan losses, OREO expenses, debt termination expense, acquisition, reorganization and integration costs and securities gains and losses.

The Company discloses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of the Company’s core financial performance. Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts and other users of the Company’s financial information as performance measures. These non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP. These non-GAAP financial measures presented by the Company may be different from non-GAAP financial measures used by other companies.

The following non-GAAP schedule reconciles the non-GAAP pre-tax operating earnings to GAAP net income before income taxes as of the dates indicated:

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2013	2013	2012	2013	2012
	(Dollars in thousands, except per share amounts)
Income before income taxes	$6,030	$5,648	$4,561	$20,385	$11,888
Plus:
Provision (credit) for loan losses	154	142	(3,500)	296	(2,000)
Expenses (gains) related to other real estate owned, net	(1,037)	(200)	3,209	(1,160)	4,370
Prepayment penalty on long term debt	—	—	—	629	—
Impairment of long-lived assets	—	—	—	—	2,750
Less:
Gain (loss) on sale of securities	(85)	20	817	(11)	2,527
Pre-tax operating earnings	$5,232	$5,570	$3,453	$20,161	$14,481

Weighted basic average common shares outstanding (1):	20,884,542	20,873,601	20,797,681	20,867,064	20,786,806
Fully diluted average common shares outstanding (1):	20,995,284	20,981,555	20,867,519	20,951,237	20,878,251

Pre-tax operating earnings per common share—basic (1):	$0.25	$0.27	$0.17	$0.97	$0.70
Pre-tax operating earnings per common share—diluted (1):	$0.25	$0.27	$0.17	$0.96	$0.69

(1) Share and per share amounts have been adjusted to reflect the Company’s 1-for-5 reverse stock split on May 20, 2013.

The following non-GAAP schedules reconcile the book value per share to the tangible book value per share and the GAAP equity ratio to the tangible equity ratio as of the dates indicated:

Tangible Book Value per Common Share

	December 31,	September 30,	December 31,
	2013	2013	2012
	(Dollars in thousands, except per share amounts)
Total stockholders’ equity	$189,394	$188,268	$188,200
Less: Intangible assets	(6,530)	(7,232)	(9,348)
Tangible common equity	$182,864	$181,036	$178,852

Number of common shares outstanding	21,303,707	21,390,412	21,169,521

Book value per common share (1)	$8.89	$8.80	$8.89
Tangible book value per common share (1)	$8.58	$8.46	$8.45

(1) Share and per share amounts have been adjusted to reflect the Company’s 1-for-5 reverse stock split on May 20, 2013.

Tangible Common Equity Ratio

	December 31,	September 30,	December 31,
	2013	2013	2012
	(Dollars in thousands)
Total stockholders’ equity	$189,394	$188,268	$188,200
Less: Intangible assets	(6,530)	(7,232)	(9,348)
Tangible common equity	$182,864	181,036	178,852

Total assets	$1,911,032	$1,896,191	$1,886,938
Less: Intangible assets	(6,530)	(7,232)	(9,348)
Tangible assets	$1,904,502	$1,888,959	$1,877,590

Equity ratio - GAAP (total stockholders’ equity / total assets)	9.91%	9.93%	9.97%
Tangible common equity ratio (tangible common equity / tangible assets)	9.60%	9.58%	9.53%

About Guaranty Bancorp

Guaranty Bancorp is a bank holding company that operates 27 branches in Colorado through a single bank, Guaranty Bank and Trust Company. The Bank provides banking and other financial services including commercial and industrial, real estate, construction, energy, consumer and agricultural loans throughout its targeted Colorado markets to consumers and small to medium-sized businesses, including the owners and employees of those businesses. The Bank and its subsidiary also provide wealth management services, including private banking, investment management, jumbo mortgage loans and trust services. More information about Guaranty Bancorp can be found at www.gbnk.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: failure to maintain adequate levels of capital and liquidity to support the Company’s operations; general economic and business conditions in those areas in which the Company operates; demographic changes; competition; fluctuations in interest rates; continued ability to attract and employ qualified personnel; ability to receive regulatory approval for the bank subsidiary to declare dividends to the Company; adequacy of the allowance for loan losses, changes in credit quality and the effect of credit quality on the provision for credit losses and allowance for loan losses; changes in governmental legislation or regulation, including, but not limited to, any increase in FDIC insurance premiums; changes in accounting policies and practices; changes in business strategy or development plans; changes in the securities markets; changes in consumer spending, borrowing and savings habits; the availability of capital from private or government sources; competition for loans and deposits and failure to attract or retain loans and deposits; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and terms of other credit agreements; political instability, acts of war or terrorism and natural disasters; and additional “Risk Factors” referenced in the Company’s most recent Annual Report on Form 10-K/A filed with the Securities and Exchange Commission, as supplemented from time to time. When relying on forward-looking statements to make decisions with respect to the Company, investors and others are cautioned to consider these and other risks and uncertainties. The Company can give no assurance that any goal or plan or expectation set forth in any forward-looking statement can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. The forward-looking statements are made as of the date of this press release, and, except as may otherwise be required by law, the Company does not intend, and assumes no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	December 31,	September 30,	December 31,
	2013	2013	2012
	(In thousands)
Assets
Cash and due from banks	$28,077	$33,465	$163,217
Time deposits with banks	—	—	8,000
Securities available for sale, at fair value	384,957	422,421	413,382
Securities held to maturity	41,738	33,385	31,283
Bank stocks, at cost	15,605	15,451	14,262
Total investments	442,300	471,257	458,927

Loans held for sale	507	—	—

Loans, held for investment, net of unearned loan fees	1,319,917	1,293,252	1,158,749
Less allowance for loan losses	(21,005)	(20,450)	(25,142)
Net loans, held for investment	1,298,912	1,272,802	1,133,607

Premises and equipment, net	48,080	45,846	46,918
Other real estate owned and foreclosed assets	4,493	6,211	19,580
Other intangible assets, net	6,530	7,232	9,348
Securities sold or called, not yet settled	21,917	—	5,878
Bank owned life insurance	31,410	31,156	15,564
Other assets	28,806	28,222	25,899
Total assets	$1,911,032	$1,896,191	$1,886,938

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$564,326	$525,330	$564,215
Interest-bearing demand and NOW	346,449	351,380	285,679
Money market	326,008	313,585	312,724
Savings	111,568	108,242	100,704
Time	180,106	183,978	191,434
Total deposits	1,528,457	1,482,515	1,454,756
Securities sold under agreement to repurchase and federal funds purchased	24,284	29,139	67,040
Borrowings	130,000	162,701	110,163
Subordinated debentures	25,774	25,774	41,239
Securities purchased, not yet settled	3,839	—	16,943
Interest payable and other liabilities	9,284	7,794	8,597
Total liabilities	1,721,638	1,707,923	1,698,738

Stockholders’ equity:
Common stock and additional paid-in capital - common stock	706,514	706,459	705,389
Accumulated deficit	(405,494)	(409,060)	(417,957)
Accumulated other comprehensive income (loss)	(8,954)	(6,665)	3,165
Treasury stock	(102,672)	(102,466)	(102,397)
Total stockholders’ equity	189,394	188,268	188,200
Total liabilities and stockholders’ equity	$1,911,032	$1,896,191	$1,886,938

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

	Quarter Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(In thousands, except share and per share data)
Interest income:
Loans, including fees	$14,762	$14,303	$57,435	$57,326
Investment securities:
Taxable	2,437	2,127	9,432	8,746
Tax-exempt	692	691	2,990	2,558
Dividends	169	156	664	631
Federal funds sold and other	10	99	117	304
Total interest income	18,070	17,376	70,638	69,565
Interest expense:
Deposits	610	693	2,490	2,878
Securities sold under agreement to repurchase and federal funds purchased	10	22	49	67
Borrowings	857	836	3,407	3,327
Subordinated debentures	202	608	1,122	2,882
Total interest expense	1,679	2,159	7,068	9,154
Net interest income	16,391	15,217	63,570	60,411
Provision for loan losses	154	(3,500)	296	(2,000)
Net interest income, after provision for loan losses	16,237	18,717	63,274	62,411
Noninterest income:
Customer service and other fees	2,313	2,079	8,916	8,158
Investment management and trust	831	561	2,904	1,751
Increase in cash surrender value of life insurance	304	143	1,018	576
Gain (loss) on sale of securities	(85)	817	(11)	2,527
Gain on sale of SBA loans	95	—	725	203
Other	16	166	247	376
Total noninterest income	3,474	3,766	13,799	13,591
Noninterest expense:
Salaries and employee benefits	7,685	6,832	29,581	26,769
Occupancy expense	1,507	1,550	6,289	7,253
Furniture and equipment	728	760	2,943	3,143
Amortization of intangible assets	702	812	2,818	3,138
Other real estate owned, net	(1,037)	3,209	(1,160)	4,370
Insurance and assessments	641	677	2,519	3,137
Professional fees	968	1,543	3,618	4,089
Prepayment penalty on long term debt	—	—	629	—
Impairment of long-lived assets	—	—	—	2,750
Other general and administrative	2,487	2,539	9,451	9,465
Total noninterest expense	13,681	17,922	56,688	64,114
Income before income taxes	6,030	4,561	20,385	11,888
Income tax expense (benefit)	1,942	1,441	6,356	(3,171)
Net income	$4,088	$3,120	$14,029	$15,059

Earnings per common share—basic(1):	$0.20	$0.15	$0.67	$0.72
Earnings per common share—diluted(1):	0.19	0.15	0.67	0.72

Dividend declared per common share:	$0.03	$—	$0.08	$—

Weighted average common shares outstanding-basic(1):	20,884,542	20,797,681	20,867,064	20,786,806
Weighted average common shares outstanding-diluted(1):	20,995,284	20,867,519	20,951,237	20,878,251

(1) Share and per share amounts have been adjusted to reflect the Company’s 1-for-5 reverse stock split on May 20, 2013.

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Average Balance Sheets

	QTD Average			YTD Average
	December 31,	September 30,	December 31,	December 31,	December 31,
	2013	2013	2012	2013	2012
	(In thousands)
Assets
Interest earning assets
Loans, net of unearned loan fees	$1,301,815	$1,267,647	$1,129,893	$1,237,697	$1,110,267
Securities	464,987	476,269	451,342	485,582	405,240
Other earning assets	14,708	9,830	159,038	32,414	129,391
Average earning assets	1,781,510	1,753,746	1,740,273	1,755,693	1,644,898
Other assets	124,014	124,335	102,939	107,885	104,217
Total average assets	$1,905,524	$1,878,081	$1,843,212	$1,863,578	$1,749,115

Liabilities and Stockholders’ Equity
Average liabilities:
Average deposits:
Noninterest-bearing deposits	$547,739	$510,367	$521,000	$521,876	$496,940
Interest-bearing deposits	953,336	962,134	895,729	934,247	867,259
Average deposits	1,501,075	1,472,501	1,416,729	1,456,123	1,364,199
Other interest-bearing liabilities	205,242	209,471	232,004	209,430	197,633
Other liabilities	8,140	8,723	8,736	8,491	7,983
Total average liabilities	1,714,457	1,690,695	1,657,469	1,674,044	1,569,815
Average stockholders’ equity	191,067	187,386	185,743	189,534	179,300
Total average liabilities and stockholders’ equity	$1,905,524	$1,878,081	$1,843,212	$1,863,578	$1,749,115

GUARANTY BANCORP

Unaudited Credit Quality Measures

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012
	(Dollars in thousands)
Nonaccrual loans and leases	$15,476	$18,095	19,430	$31,482	$13,692
Accruing loans past due 90 days or more	—	—	84	40	224
Total nonperforming loans	$15,476	$18,095	19,514	$31,522	$13,916

Other real estate owned and foreclosed assets	4,493	6,211	6,460	8,606	19,580
Total nonperforming assets	$19,969	$24,306	25,974	$40,128	$33,496

Total classified assets	$29,215	$33,993	36,590	$52,535	$58,635

Nonperforming loans	$15,476	$18,095	19,514	$31,522	$13,916
Performing troubled debt restructurings	4,852	2,500	2,675	1,268	3,838
Allocated allowance for loan losses	(565)	(1,450)	(1,524)	(6,474)	(2,654)
Net investment in impaired loans	$19,763	$19,145	20,665	$26,316	$15,100

Accruing loans past due 30-89 days	$2,123	$1,026	6,873	$3,686	$4,270

Charged-off loans	$644	$110	4,996	$1,523	$1,199
Recoveries	(1,045)	(200)	(1,154)	(441)	(1,244)
Net charge-offs	$(401)	$(90)	3,842	$1,082	$(45)

Provision for loan loss	$154	$142	—	$—	$(3,500)

Allowance for loan losses	$21,005	$20,450	20,218	$24,060	$25,142

Allowance for loan losses to loans, net of unearned loan fees (1)	1.59%	1.58%	1.63%	2.04%	2.17%
Allowance for loan losses to nonaccrual loans	135.73%	113.01%	104.06%	76.42%	183.63%
Allowance for loan losses to nonperforming loans	135.73%	113.01%	103.61%	76.33%	180.67%
Nonperforming assets to loans, net of unearned loan fees and other real estate owned (1)	1.51%	1.87%	2.08%	3.37%	2.84%
Nonperforming assets to total assets	1.04%	1.28%	1.39%	2.18%	1.78%
Nonaccrual loans to loans, net of unearned loan fees (1)	1.17%	1.40%	1.57%	2.67%	1.18%
Nonperforming loans to loans, net of unearned loan fees (1)	1.17%	1.40%	1.57%	2.67%	1.20%
Annualized net charge-offs to average loans	(0.12)%	(0.03)%	1.27%	0.38%	(0.02)%

(1)Loans, net of unearned loan fees, exclude loans held for sale.